Exhibit 99

FOR IMMEDIATE RELEASE	For further information, contact
Doug Craney 708-450-3117

Alberto Culver Reports First Quarter Fiscal Year 2011

Sales and Profit Growth

Melrose Park, IL, (January 31, 2011) – Alberto Culver Company (NYSE: ACV), a leading manufacturer and marketer of beauty care brands including TRESemmé, Alberto VO5, Nexxus, St. Ives, Simple and Noxzema, today announced results for its fiscal year 2011 first quarter.

First Quarter

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Net sales for the first quarter increased 11.7% to $405.3 million compared to $363.0 million in the prior year first quarter. On an organic basis, which excludes the effect of foreign currency fluctuations and acquisitions, sales increased 4.4% in the current quarter.

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Diluted earnings per share from continuing operations increased 27.0% to 47 cents in the first quarter compared to 37 cents in the prior year first quarter. Excluding restructuring and discrete items, diluted earnings per share from continuing operations increased 13.0% to 52 cents compared to 46 cents in the prior year first quarter.

In the U.S., sales increased 2.8% in the first quarter, largely due to strength in hair care, particularly Nexxus. International sales on a reported basis increased 25.2% (the net effect of foreign currency fluctuations and acquisitions accounted for approximately 18.3% of the growth) behind strong growth in all regions in both hair care and skin care.

The Company’s gross profit margin was 53.2% in the first quarter compared to 53.4% in the prior year first quarter. The slight decrease in gross margin was primarily due to higher input costs.

Advertising and other marketing investments in the first quarter increased 9.6% to $55.0 million compared to $50.1 million in the prior year first quarter.

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Selling and administrative expenses as a percentage of net sales decreased 110 basis points to 20.4% in the first quarter compared to 21.5% in the prior year first quarter. While a portion of the improvement was due to sales growth coupled with continued cost containment, the prior year first quarter also included costs in the U.S. related to the SAP implementation and the ramp up of production at the Company’s Jonesboro, Arkansas manufacturing facility.

Carol Lavin Bernick, Executive Chairman of the Company, announced that the Company’s board of directors approved the regular 8.5 cents quarterly cash dividend. The dividend will be paid on February 23, 2011 to shareholders of record on February 10, 2011.

On September 27, 2010, the Company entered into a definitive agreement with Unilever pursuant to which Unilever will acquire all of the outstanding shares of Alberto Culver for $37.50 per share in cash. On December 17, 2010, the transaction was approved by Alberto Culver stockholders. The closing of the transaction is subject to regulatory approvals and other customary closing conditions.

On December 18, 2009, the Company completed the acquisition of all of the issued and outstanding shares of Simple Health & Beauty Group Limited. Simple is a leading skin care company based in the United Kingdom that was owned primarily by Duke Street, a mid-market private equity fund. The total purchase price was approximately $385 million, and the transaction was funded from the Company’s existing cash.

Due to the disclosure of organic sales growth and financial results excluding restructuring and discrete items, this press release contains certain non-GAAP financial measures as defined by Regulation G of the Securities and Exchange Commission. A description of the Company’s restructuring activities and discrete items, as well as a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures, are included as a schedule to this release and can also be found on the Company’s web site at www.alberto.com.

Alberto Culver Company manufactures, distributes and markets leading beauty care and other personal care brands including TRESemmé, Alberto VO5, Nexxus, St. Ives, Simple and Noxzema in the United States and internationally. It is also the second largest producer in the U.S. of products for the ethnic hair care market with leading brands including Motions and Soft & Beautiful. Several of its household/grocery brands such as Mrs. Dash and Static Guard are niche category leaders in the U.S.

Alberto Culver First Quarter Fiscal Year 2011 Earnings Release	Page 3

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and assessments of risks and uncertainties and reflect various assumptions concerning anticipated results, which may or may not prove to be correct. Some of the factors relating to the Unilever transaction that could cause actual results to differ materially from estimates or projections contained in such forward-looking statements include: the occurrence of any event, effect or change that could give rise to a termination of the Unilever transaction agreement, including, but not limited to, the failure to satisfy certain conditions to complete the transaction, including the receipt of certain regulatory approvals; the outcome of legal proceedings that have been instituted or may be instituted in the future against the Company and/or Unilever in connection with the Unilever transaction agreement; risks that the proposed transaction, prior to closing or if terminated, disrupts current plans and operations and creates potential difficulties in employee retention; and the amount of the costs, fees, expenses and charges related to the Unilever transaction. Other factors not involving the Unilever transaction that could cause actual results to differ materially from estimates or projections contained in such forward-looking statements include: the pattern of brand sales; competition within the relevant product markets; loss of one or more key employees; loss of one or more key customers; inability of efficiency initiatives to improve the Company’s margins; loss of one or more key suppliers or contract packers; inability of the Company to protect its intellectual property; increases in costs of raw materials; manufacturing and supply chain disruptions; adverse changes in currency exchange rates; special demands by key customers; risks inherent in acquisitions, divestitures and strategic alliances, including, without limitation, undisclosed liabilities and obligations for which the Company may have limited or no recourse; risks inherent in expanding in existing geographic locations and entering new geographic locations; the risk that the expected cost savings related to reorganizations and restructurings may not be realized; the effects of a prolonged United States or global economic downturn or recession; health epidemics; unavailability of raw materials or finished products; the disruption of normal business activities due to the Company’s implementation of a new worldwide ERP system; increases in inflation rates; events that negatively affect the intended tax free nature of the distribution of shares of Alberto Culver Company in connection with the separation of the consumer products business from the beauty supply distribution business on November 16, 2006; changes in costs; unanticipated costs and effects of legal or administrative proceedings; adverse weather conditions; and variations in political, economic or other factors such as interest rates, availability of credit, tax changes, legal and regulatory changes or other external factors over which the Company has no control. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available. Additional factors that could cause Alberto Culver’s results to differ materially from those described in the forward-looking statements can be found in the Company’s 2010 Annual Report on Form 10-K filed on November 23, 2010 with the SEC and available at the SEC’s internet

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site (http://www.sec.gov). In addition, please refer to the documents that the Company files with the SEC on Forms 10-Q and 8-K, which identify and address other important factors that could cause events and results to differ materially from those contained in the forward-looking statements set forth in this press release.

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Consolidated Condensed Statements of Earnings (Unaudited)

(in thousands, except per share data)

Three Months Ended December 31, 2010 and 2009	2010	2009

Net sales	$405,340	362,964
Cost of products sold	189,755	169,222

Gross profit	215,585	193,742
Advertising, marketing, selling and administrative Transaction expenses (1) Restructuring and other (2)	137,731 5,331 201	128,018 6,115 4,209

Operating earnings	72,322	55,400
Interest expense (income), net	1,792	(258)

Earnings from continuing operations before income taxes	70,530	55,658
Provision for income taxes	22,787	19,023

Earnings from continuing operations	47,743	36,635
Discontinued operations, net of income taxes	(113)	(42)

Net earnings	$47,630	36,593

Basic earnings per share:
Continuing operations	$.48	.37
Discontinued operations	—	—

Total	$.48	.37

Diluted earnings per share:
Continuing operations (1) (2)	$.47	.37
Discontinued operations	—	—

Total	$.47	.37

Weighted average shares outstanding:
Basic	99,915	97,809
Diluted	101,906	99,549

(1)	Transaction expenses reflect investment banking, legal and other professional service fees incurred in connection with the proposed transaction with Unilever (fiscal year 2011) and the acquisition of Simple Health & Beauty Group Limited (fiscal year 2010). During the first quarter of fiscal year 2011, this amount reduced earnings from continuing operations by $5,331 and diluted earnings per share from continuing operations by 5 cents. During the first quarter of fiscal year 2010, this amount reduced earnings from continuing operations by $6,115 and diluted earnings per share from continuing operations by 6 cents. These amounts are not expected to be deductible for income tax purposes.
(2)	Restructuring and other primarily includes severance and other costs incurred in connection with the Company’s plan to downsize its manufacturing facility and consolidate its warehouse and office facilities in Chatsworth, California which was announced in June 2009 and the Company’s subsequent plan primarily related to ceasing all manufacturing activities at its Chatsworth facility which was announced in November 2009. During the first quarter of fiscal year 2011, restructuring and other reduced earnings from continuing operations (net of tax) by $124 and did not have a material effect on diluted earnings per share from continuing operations. During the first quarter of fiscal year 2010, restructuring and other reduced earnings from continuing operations (net of tax) by $2,711 and diluted earnings per share from continuing operations by 3 cents.

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Consolidated Condensed Balance Sheets (Unaudited)

(in thousands)

	December 31, 2010	September 30, 2010
Assets
Cash and cash equivalents	$401,624	301,978
Accounts receivable, net	274,317	283,183
Inventories	175,774	171,306
Other current assets and income taxes	58,491	47,637

Total current assets	910,206	804,104
Property, plant and equipment, net	242,965	247,049
Goodwill and trade names	688,615	688,715
Long-term investments	52,729	53,706
Other assets	84,101	84,701

Total assets	$1,978,616	1,878,275

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$173	181
Accounts payable, accrued expenses and income taxes	241,936	283,243

Total current liabilities	242,109	283,424
Long-term debt	150,202	150,241
Other liabilities and income taxes	120,989	117,370

Total liabilities	513,300	551,035
Stock options subject to redemption	1,055	2,628
Stockholders’ equity	1,464,261	1,324,612

Total liabilities and stockholders’ equity	$1,978,616	1,878,275

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Segment Data (Unaudited)

(in thousands)

Three Months Ended December 31, 2010 and 2009	2010		2009

Net Sales:
United States	$224,866		218,847
International	180,474		144,117

	$405,340		362,964

Earnings From Continuing Operations Before Income Taxes:
United States	$47,061		46,011
International	33,336		22,568

Segment operating profit	80,397		68,579
Stock-based compensation expense	(2,543)		(2,855)
Transaction expenses (1) Restructuring and other (2)	(5,331 (201	) )	(6,115 (4,209	) )
Interest income (expense), net	(1,792)		258

	$70,530		55,658

(1)	Transaction expenses reflect investment banking, legal and other professional service fees incurred in connection with the proposed transaction with Unilever (fiscal year 2011) and the acquisition of Simple Health & Beauty Group Limited (fiscal year 2010).
(2)	Restructuring and other primarily includes severance and other costs incurred in connection with the Company’s plan to downsize its manufacturing facility and consolidate its warehouse and office facilities in Chatsworth, California which was announced in June 2009 and the Company’s subsequent plan primarily related to ceasing all manufacturing activities at its Chatsworth facility which was announced in November 2009.

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Schedule – Reconciliation of Non-GAAP Financial Measures

The Company’s press release announcing results of operations for the three months ended December 31, 2010 includes references to certain of the following “non-GAAP financial measures” as defined by Regulation G of the Securities and Exchange Commission:

•	Pre-tax earnings from continuing operations excluding restructuring and discrete items

•	Earnings from continuing operations excluding restructuring and discrete items

•	Diluted earnings per share from continuing operations excluding restructuring and discrete items

•	Organic sales growth

In June 2009, the Company committed to a plan primarily related to the downsizing of its manufacturing facility and the consolidation of its warehouse and office facilities in Chatsworth, California. In November 2009, the Company committed to an additional plan primarily related to ceasing all manufacturing activities at its facility in Chatsworth, California. During fiscal year 2010, the Company recorded restructuring costs related to these plans of $5.0 million ($4.0 million in the first quarter). During the first quarter of fiscal year 2011, the Company recorded additional restructuring costs related to these plans of $217,000.

In addition to these two plans, the Company recorded a benefit of $16,000 in the first quarter of fiscal year 2011 and restructuring costs of $119,000 during fiscal year 2010 ($182,000 in the first quarter) related to previously announced plans. In total, the Company recorded restructuring and other costs during the first quarter of fiscal year 2011 of $201,000 ($124,000 after taxes and no material effect on diluted earnings per share from continuing operations). In fiscal year 2010, the Company recorded total restructuring and other costs of $5.1 million ($3.2 million after taxes) with $4.2 million in the first quarter ($2.7 million after taxes or 3 cents per diluted share from continuing operations).

In connection with the proposed transaction with Unilever, the Company has incurred transaction expenses (primarily investment banking, legal and other professional service fees) of $12.6 million with $5.3 million in the first quarter of fiscal year 2011 (5 cents per diluted share from continuing operations). In connection with the acquisition of Simple Health & Beauty Group Limited on December 18, 2009, the Company incurred transaction expenses during fiscal year 2010 of $6.0 million with $6.1 million in the first quarter (6 cents per diluted share from continuing operations). These amounts are not expected to be deductible for income tax purposes.

In fiscal year 2010, the Company incurred costs related to a dispute with a supplier of $1.1 million prior to the dispute being settled in the third quarter. The settlement included the forgiveness of $5.8 million of obligations the Company owed to the supplier and the receipt of $2.9 million in cash from the supplier. On a net basis, the Company recorded a benefit related to this matter of $7.6 million in fiscal year 2010 ($5.2 million after taxes) with costs of $240,000 in the first quarter ($165,000 after taxes and no material effect on diluted earnings per share from continuing operations).

The Company’s provision for income taxes in the first quarter of fiscal years 2011 and 2010 included net discrete tax expense of $15,000 and $43,000, respectively. These amounts did not have a material effect on diluted earnings per share from continuing operations.

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Schedule – Reconciliation of Non-GAAP Financial Measures (continued)

Reconciliations of these non-GAAP financial measures to their most directly comparable financial measures under GAAP for the three months ended December 31, 2010 and 2009 are as follows (in thousands, except per share data):

	Three Months Ended December 31
	2010	2009
Pre-tax earnings from continuing operations, as reported	$70,530	55,658
Restructuring and other	201	4,209
Transaction expenses	5,331	6,115
Dispute with a supplier	—	240

Pre-tax earnings from continuing operations, excluding restructuring and discrete items	$76,062	66,222

Earnings from continuing operations (net of income taxes), as reported	$47,743	36,635
Restructuring and other, net of income taxes	124	2,711
Transaction expenses	5,331	6,115
Dispute with a supplier, net of income taxes	—	165
Discrete tax items	15	43

Earnings from continuing operations (net of income taxes), excluding restructuring and discrete items	$53,213	45,669

Diluted earnings per share from continuing operations, as reported	$.47	.37
Restructuring and other, net of income taxes	—	.03
Transaction expenses	.05	.06
Dispute with a supplier, net of income taxes	—	—
Discrete tax items	—	—

Diluted earnings per share from continuing operations, excluding restructuring and discrete items	$.52	.46

	Three Months Ended December 31
	2010	2009
Net sales growth, as reported	11.7%	2.9%
Effect of foreign currency fluctuations	(0.6)	(3.1)
Effect of acquisition	(6.7)	(0.7)
Effect of divestiture	—	0.9

Organic sales growth	4.4%	0.0%

Management uses these non-GAAP financial measures to evaluate the performance of the Company and believes the presentation of these amounts provides the reader with information necessary to analyze the Company’s normal operations for the periods compared.

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